AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 2004

REGISTRATION STATEMENT NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACTION PRODUCTS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	59-2095427
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1101 N. Keller Road, Suite E

Orlando, Florida 32810

(407) 481-8007

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert L. Burrows, CFO

Action Products International, Inc.

1101 N. Keller Road, Suite E

Orlando, Florida 32810

(407) 481-8007

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

James G. Smith, Esq.

Arthur Zagorsky, Esq.

Tarter Krinsky & Drogin LLP

470 Park Avenue South, 14th Floor

New York, New York 10016

(212) 481-8585

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to divided or reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Shares underlying warrant	50,000	$4.00	$200,000
Filing Fee Due			$200,000	$26

(1)	In addition to the common shares set forth in the table, the amount to be registered includes an indeterminate number of common shares issuable upon exercise of the warrant, as such number may be adjusted as a result of antidilution provisions in accordance with Rule 416.

(2)	For purposes of calculating the registration fee for the common stock underlying the warrants, based on the highest exercise price of the warrants pursuant to Rule 457(g) under the Securities Act.

THIS REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 23, 2004

PROSPECTUS

50,000 Common Shares

ACTION PRODUCTS INTERNATIONAL, INC.

Elite Financial Communications Group, LLC may, from time to time, offer and sell up to an aggregate of 50,000 common shares.

The prices at which the selling shareholder may sell its shares will be determined by the prevailing market price for its shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the common shares being offered by this prospectus.

Our common shares are listed on the Nasdaq SmallCap Market under the symbol “APII.” On September 22, 2004, the last reported sale price of our common shares was $2.02 per share.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS SEPTEMBER         , 2004

SUMMARY

You should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus and the documents incorporated by reference into this prospectus, including the more detailed information in the financial statements and the accompanying notes contained in our annual report on Form 10-KSB for the year ended December 31, 2003 and our quarterly reports on Form 10-QSB for each of the quarters ended March 31, 2004 and June 30, 2004. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholder is offering to sell, and seeking offers to buy, common shares in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common shares.

This summary highlights the key information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the section titled “Risk Factors.” Throughout this prospectus, the terms “we,” “us,” “our,” “Action Products” and “our company” refer to Action Products International, Inc., a Florida corporation, and, unless the context indicates otherwise, includes our wholly-owned subsidiary, Action Products Canada, Ltd.

Our Business

Action Products International, Inc. is a brand-focused, educational toy company. We design, manufacture and market a diversified portfolio of educational, positive and non-violent brands of toy products to various retailing channels such as toy stores, specialty retailers, education outlets, museums, and attractions in the United States and throughout the world. We were originally incorporated, and began our operations, in New York in 1977, and relocated and re-incorporated in Florida in 1980 as a distributor of education oriented toys and children’s books, stationery and souvenirs, supplying museum gift shops. In 1996 a new business model was developed and implemented around our toy business. From 1997 through 2003 we successfully developed or acquired and brought to market a core portfolio of proprietary branded product lines to replace sales of divested non-core lines. Our first internally developed proprietary toy brand, Space Voyagers®, generated approximately $1.0 million in its first full year on the market. During the past seven fiscal years, we have continued to develop other new proprietary products through internal development, licensing and acquisition. In October 2002 we began shipping our newest brand, Jay Jay The Jet Plane™, based on the PBS television show of the same name. Our business model is based on the expansion of core brands, while developing new brands through internal product development, favorable licensing agreements and prudent acquisitions. Our growth strategy is based on increasing our sales turnover, penetration in existing channels and diversifying distribution channels, while creating and increasing brand equity.

We sell our educational toy product lines under the umbrella name “Action Products™”. Our marketing and promotion communications focus on our individual brands such as Space Voyagers®, Climb@Tron™, I Dig Dinosaurs®, Woodkits™, Drop Zone Extreme®, Play & Store™ and Jay Jay The Jet Plane™. Products include premium wooden toys, action figures, play-sets, activity kits and various other playthings with a strategic emphasis on non-violent and educational and fun topics such as space, dinosaurs, science, and nature.

The EarthLore® I Dig Dinosaurs® brand acquired in October 2000 continues to be a strong brand and contributed over $1.1 million to net sales in 2003. Our best brand rollout to date is the new Jay Jay The Jet Plane™ brand that was introduced in the fourth quarter of 2002. It produced $3.5 million in net sales in 2003. Our other brands including Drop Zone Extreme™, Space Voyagers® and Play & Store™ contributed the remaining $3.6 million net sales in 2003.

In addition to the development of internal brands, we actively pursue prudent acquisition opportunities and licensing arrangements.

•	In October 2000, we acquired certain assets of Earth Lore Ltd., an award-winning, privately held Canada-based maker of popular educational excavation kits for children. The acquisition provided us with an appropriate product line extension, and channels of distribution that complemented our existing brands.

•	In December 2001, we acquired a license agreement with the developers of the PBS children’s show Jay Jay The Jet Plane™ to develop and launch our new wooden adventure system based on the episodes of this popular children’s series. We launched this product line in the fourth quarter 2002 to popular reception from the trade and consumers.

•

In April 2004, we acquired the assets of Curiosity Kits, Inc., the developer, manufacturer and marketer of award-winning craft and activity kits for kids aged 4-14 that are sold primarily to specialty toy and craft retailers, and art museums throughout North America. Curiosity Kits is recognized within the specialty toy industry as one of the leading developers of activity-based kits for children. Its widely respected products and brands have won numerous industry awards for their ability to offer fun and creative ways for children and their families to discover, share and express their creative interests. Featuring over 140 products divided into eight categories, Curiosity Kits’ top selling products in 2003 included Pottery

Wheel, Swirl Master, Official Trickster Kit, Paint a Pair of Mugs, Shrinky Dink Refills, Paint Your Own Chair, Forest Fairies, Kooky Krayon Maker, Glam Girl Vanity and Mega Volcano.

Our principal executive offices are located at 1101 North Keller Road, Suite E, Orlando, Florida 32810. Our telephone number is (407) 481-8007.

You may find us on the Web at www.apii.com. We do not intend to incorporate by reference any information contained on our website into this prospectus, and you should not consider information contained on our website as part of this prospectus.

The Offering

Securities Offered	Up to 50,000 common shares issuable upon exercise of a warrant issued to Elite Financial Communications Group, LLC to purchase up to 50,000 common shares at $4.00 per share.

Common Stock

Outstanding as of September 10, 2004	4,433,600 shares

After exercise of Elite’s warrant	4,483,600 shares

Shares being offered as a percent of total outstanding shares	1%

Use of Proceeds	The selling shareholder will receive the net proceeds from the sale of the shares. We will receive none of the proceeds from the sale of the shares offered by this prospectus. Proceeds from the exercise of Elite’s warrant will be used for working capital.

Risk Factors	An investment in the shares involves a high degree of risk. See “Risk Factors” commencing on the next page.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase our common shares. If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. In this event, you could lose all or part of your investment.

Risks associated with our business

We incurred significant net losses in fiscal 2003 and 2002. If we continue to incur net losses, our ability to satisfy our cash requirements may be more difficult. We incurred net losses of approximately $0.5 million and $1.3 million in fiscal 2003 and 2002. There can be no assurance that we will return to profitability in the future. If we fail to generate operating income and net income, we could have difficulty meeting our working capital requirements.

We have substantial cash requirements and may require additional sources of funds. Additional sources of funds may not be available or available on reasonable terms. We have substantial cash requirements in connection with our operations and debt service obligations. In addition, new product development, which is key to the success of our business, is cash intensive. If the cash we generate from our operations or from our other sources is not available when needed or is insufficient to satisfy our requirements, we may require additional sources of funds. We cannot assure you that additional sources of funds would be available or available on reasonable terms. If we do not generate sufficient amounts of capital to meet our cash requirements at the times and on the terms required by us, our business will be adversely affected.

Changing consumer preferences may negatively impact our product lines. As a result of changing consumer preferences, many toys are successfully marketed for only one or two years, if at all. We cannot assure you that any of our current successful products or product lines will continue to be popular with consumers for any significant period of time, or that new products and product lines will achieve an acceptable degree of market acceptance, or that if such acceptance is achieved, it will be maintained for any significant period of time. Our success is dependent upon our ability to enhance existing product lines and develop new products and product lines. The failure of our new products and product lines to achieve and sustain market acceptance and to produce acceptable margins could have a material adverse effect on our financial condition and results of operations.

Our customers’ inventory management systems may cause us to produce excess inventory that may become obsolete and increase our inventory carrying costs. Most of our largest retail customers utilize an inventory management system to track sales of products and rely on reorders being rapidly filled by us and other suppliers, rather than maintaining large product inventories. These types of systems put pressure on suppliers like us to promptly fill customer orders and therefore shift some of the inventory risk from the retailer to the suppliers. Production of excess inventory by us to meet anticipated retailer demand could result in our carrying obsolete inventory and increasing our inventory carrying costs. Similarly, if we fail to predict consumer demand for a product, we may not be able to deliver an adequate supply of products on a timely basis and will, as a result, lose sales opportunities.

There are risks related to our acquisition strategy. We may, from time to time, evaluate and pursue acquisition opportunities on terms management considers favorable. A successful acquisition involves an assessment of the business condition and prospects of the acquisition target, which includes factors beyond our control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with such an assessment, we perform a review we believe to be generally consistent with industry practices. This review, however, will not reveal all existing or potential problems, nor will it permit us to become sufficiently familiar with the acquisition target to assess fully its deficiencies. We cannot assure you that any such acquisition would be successful or that the operations of the acquisition target could be successfully integrated with our operations. Any unsuccessful acquisition could have a material adverse effect on our financial condition and results of operations.

We are dependent on contracts with manufacturers, most of which are short-term. We conduct substantially all of our manufacturing operations through contract manufacturers, many of which are located in the People’s Republic of China and Hong Kong. We generally do not have long-term contracts with our manufacturers. Foreign manufacturing is subject to a number of risks including, but not limited to:

•	transportation delays and interruptions,

•	political and economic disruptions,

•	the impositions of tariffs and import and export controls, and

•	changes in governmental policies.

While we have not experienced any material adverse effects due to such risks to date, we cannot assure you that such events will not occur in the future and possibly result in increases in costs and delays of, or interferences with, product deliveries resulting in losses of sales and goodwill.

We are dependent on intellectual property rights and cannot ensure that we will be able to successfully protect such rights. We rely on a combination of trademark, copyright, patent and other proprietary rights laws to protect our rights to valuable intellectual property related to our brands. We also rely on license and other agreements to establish ownership rights and to maintain confidentiality. We cannot assure you that such intellectual property rights can be successfully asserted in the future or that they will not be invalidated, circumvented or challenged. In addition, laws of certain foreign countries in which our products are sold, or in which we operate, do not protect intellectual property rights to the same extent as the laws of the U.S. The failure to protect our proprietary information and any successful intellectual property challenges or infringement proceedings against us could have a material adverse affect on our business, financial condition or results of operations.

There are specific risks associated with international sales. We have sold products to customers in the United Kingdom, Canada, Korea, Japan, Spain, Australia and New Zealand. We expect to augment our presence in international markets. Accordingly, our business, and our ability to expand our operations internationally, is subject to various risks inherent in international business activities. We may have difficulty in safeguarding our intellectual property in countries where intellectual property laws are not well developed or are poorly enforced. General economic conditions and political conditions of various countries may be subject to severe fluctuations at any time. Such fluctuations could hinder our performance under contracts in those countries or could hinder our ability to collect for product and services delivered in those countries. However, we generally sell to international customers under terms requiring letters of credit or payment in advance. Unexpected changes in foreign regulatory requirements could also make it difficult or too costly for us to conduct business internationally.

In addition, although we have normally been successful in stipulating that our foreign customers pay in U.S. dollars, any payment provisions involving foreign currencies may result in less revenue than expected due to foreign currency rate fluctuations. Other risks associated with international operations include:

•	import and export licensing requirements,

•	trade restrictions,

•	changes in tariff rates,

•	overlapping tax structures,

•	transportation delays,

•	currency fluctuations,

•	potentially adverse tax consequences, and

•	compliance with a variety of foreign laws and regulations.

Any of the foregoing factors could have a material adverse effect on our ability to expand our international sales. Increased exposure to international markets creates new areas with which we may not be familiar and could place us in competition with new vendors. We cannot assure you that we will be successful in our efforts to compete in these international markets.

We face potential liability from product safety claims. Products that have been or may be developed or sold by us may expose us to potential liability from personal injury or property damage claims by end-users of such products. We have never been and are not presently a defendant in any product liability lawsuit; however, we cannot assure you that such a suit will not be brought against us in the future. We currently maintain product liability insurance coverage in the amount of $1.0 million per occurrence, with a $2.0 million excess umbrella policy. We cannot assure you that we will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims. Moreover, even if we maintain adequate insurance, any successful claim could materially and adversely affect our reputation and prospects, and divert management’s time and attention. The U.S. Consumer Products Safety Commission, or CPSC, has the authority under certain federal laws and regulations to protect consumers from hazardous goods. The CPSC may exclude from the market goods it determines are hazardous, and may require a manufacturer to repurchase such goods under certain circumstances. Some state, local and foreign governments have similar laws and regulations. In the event that such laws or regulations change or we are found in the future to have violated any such law or regulation, the sale of the relevant product could be prohibited and we could be required to repurchase such products.

We may become subject to burdensome governmental regulation. In the U.S., we are subject to the provisions of, among other laws, the Federal Consumer Product Safety Act and the Federal Hazardous Substances Act. These acts empower the CPSC to protect the public against unreasonable risks of injury associated with consumer products, including toys and other articles. The CPSC has the authority to exclude from the market articles which are found to be hazardous and can require a manufacturer to repair or repurchase such toys under certain circumstances. Any such determination by the CPSC is subject to court review. Violations of these acts may also result in civil and criminal penalties. Similar laws exist in some states and cities in the U.S. and in many jurisdictions throughout the world. We maintain a quality control program, including the retention of independent testing laboratories, to ensure compliance with applicable laws. We believe we are currently in substantial compliance with these laws. In general, we have not experienced difficulty complying with such regulations, and compliance has not had an adverse effect on our business.

There are risks related to our customers’ payment terms. The majority of our customers receive trade terms to which payments for products are delayed for up to 30 days and some receive up to 90 days, pursuant to various sales promotion programs. The insolvency or business failure of one or more of our customers with large accounts receivable could have a material adverse effect on our future sales.

We depend on key personnel. Our success largely depends on a number of key employees. The loss of services of one or more of these employees could have a material adverse effect on our business. We are especially dependent upon the efforts and abilities of certain of our senior management, particularly Ronald S. Kaplan, our Chief Executive Officer. Currently, we do not maintain key man life insurance on Mr. Kaplan or any other executive officer. We believe that our future success will also depend, in part, upon our ability to attract, retain and motivate qualified personnel. We cannot assure you, however, that we will be successful in attracting and retaining such personnel.

Seasonality may affect our results of operations. Our sales have historically been seasonal in nature, reflecting peak sales in the second and third quarters and slower sales in the first and fourth quarters.

Risks associated with investing in us

We expect our stock price to be volatile. The market price of our common shares has been, and will likely continue to be, subject to wide fluctuations in response to several factors, such as:

•	actual or anticipated variations in our results of operations,

•	new services or product introductions by us or our competitors,

•	changes in financial estimates by securities analysts, and

•	conditions and trends in the consumer toy industry.

The stock markets generally, and the Nasdaq SmallCap Market in particular, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that often have been unrelated or disproportionate to the operating performance of those companies. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common shares.

Our officers and directors control a large percentage of outstanding common shares and may be able to exercise significant control. Our current officers and directors beneficially own approximately 68% of our common shares on a fully diluted basis. As a result, current management will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.

We have implemented anti-takeover provisions. Certain provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a take-over attempt of us. We are subject to the “affiliated transactions” and “control share acquisition” provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an “affiliated transaction” be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an “interested shareholder” or by a majority of disinterested directors. Voting rights must also be conferred on “control shares” acquired in specific control share acquisitions. Lastly, our articles of incorporation authorize the issuance of up to 10,000,000 preferred shares with such rights and preferences as may be determined from time to time by our board, of which all shares remain without designation and available for issuance. We include such preferred shares in our capitalization in order to enhance our financial flexibility. However, the issuance of large blocks of preferred shares may have a dilutive effect with respect to existing holders of our common shares.

We do not anticipate paying cash dividends until we are profitable. We expect that we will retain a major portion of available earnings generated by our operations for the development and growth of our business. However, we do anticipate paying cash dividends on our common shares contingent on future profitable operating results.

The issuance of additional common shares or the exercise of outstanding options and warrants will dilute the interests of our shareholders. As of September 10, 2004, we had 4,433,600 common shares outstanding. Our board has the ability, without further shareholder approval, to issue up to 10,566,400 additional common shares. Such issuance may result in a reduction of the book value or market price of our outstanding common shares. Issuance of additional common shares will reduce the proportionate ownership and voting power of the then existing shareholders. Further, if all our outstanding options and warrants are exercised, we will have approximately 7,003,700 shares outstanding. Thus, the percentage of shares owned by all existing shareholders will be reduced proportionately as options and warrants are exercised. The table below summarizes our current outstanding common shares, options and warrants:

Common Shares, Options and Warrants		Number of Common Shares	Number of Common Shares underlying Options and Warrants	Total
Common shares issued as of September 10, 2004	issued	4,609,500	—	4,609,500
	less treasury shares	(175,900)	—	(175,900)
Options outstanding as of September 10, 2004	currently exercisable	—	523,600	523,600
	currently unexercisable	—	125,500	125,500
Warrants outstanding as of September 10, 2004 (all warrants are currently exercisable)		—	1,921,000	1,921,000

TOTAL		4,433,600	2,570,100	7,003,700

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding:

•	expectations as to market acceptance of our products,

•	expectations as to revenue growth and earnings,

•	the time by which certain objectives will be achieved,

•	proposed new products,

•	our ability to protect our proprietary and intellectual property rights,

•	statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, and

•	statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts.

Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to:

•	industry competition, conditions, performance and consolidation,

•	legislative and/or regulatory developments,

•	the effects of adverse general economic conditions, both within the United States and globally,

•	any adverse economic or operational repercussions from and any future terrorist activities, war or other armed conflicts, and

•	other factors described under “Risk Factors.”

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Public Reference Room at the Commission, located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. The Commission also makes these documents and other information available on its web site at http://www.sec.gov.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the common shares offered by this prospectus. This prospectus is a part of the registration statement but does not contain all of the information in the registration statement and its exhibits. For further information, we refer you to the registration statement and its exhibits.

The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document we have filed with the Commission. The information incorporated by reference is an important part of this prospectus and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following:

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 filed with the Commission on February 27, 2004;

•	our Proxy Statement filed with the Commission on April 29, 2004;

•	our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004 filed with the Commission on August 9, 2004;

•	our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004 filed with the Commission on April 22, 2004;

•	our Current Report on Form 8-K/A filed with the Commission on June 21, 2004;

•	our Current Report on Form 8-K filed with the Commission on June 9, 2004;

•	our Current Report on Form 8-K filed with the Commission on May 5, 2004;

•	our Current Report on Form 8-K filed with the Commission on April 20, 2004;

•	any future filings we make with the Commission until the selling shareholder sells all of the common shares offered by it by this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at Action Products International, Inc., Attn: Investor Relations, 1101 North Keller Road, Suite E, Orlando, Florida 32810, (407) 481-8007.

USE OF PROCEEDS

All of the common shares offered by this prospectus are being offered by the selling shareholder listed under “Selling Shareholder.” We will not receive any proceeds from sales of common shares by the selling shareholder. Proceeds from the exercise of Elite’s warrant will be used for general corporate purposes.

SELLING SHAREHOLDER

Elite’s Warrant

On January 21, 2004, we entered into an agreement with Elite Financial Communications Group, LLC. Elite agreed to provide us with certain investor relations and related services for three months. As consideration for these services, we agreed to pay Elite $10,000 per month plus a warrant to purchase 50,000 common shares at $4.00 per share.

The following table sets forth information as of September 10, 2004 about the selling shareholder and the number of common shares beneficially owned by the selling shareholder. For purposes of computing the number and percentage of shares beneficially owned by the selling shareholder on September 10, 2004, any shares which such person has the right to acquire within 60 days after such date are deemed to be outstanding:

NAME OF SELLING SHAREHOLDER	SHARES BEING OFFERED	PERCENT OWNED BEFORE OFFERING	SHARES OWNED UPON COMPLETION OF OFFERING	PERCENT OWNED AFTER OFFERING
Elite Financial Communications Group, LLC (1)	50,000	1%	0	0

(1)	Represents 50,000 shares issuable upon exercise of Elite’s warrant.

PLAN OF DISTRIBUTION

The selling shareholder may sell the common shares being offered by this prospectus from time to time directly to other purchasers, or to or through dealers or agents. The selling shareholder will act independently of us in making decisions regarding the timing, manner and size of each sale. It may sell its common shares in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales may be made in transactions (which may involve crosses or block transactions):

•	on any exchange or market on which our common shares may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	in negotiated transactions, or

•	through the writing of options.

In connection with sales of the common shares, the selling shareholder may enter into hedging transactions with broker-dealers, and those broker-dealers may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholder may also sell short our common shares and deliver the common shares offered by this prospectus to close out such short positions, or lend or pledge such common shares to broker-dealers that in turn may sell such securities.

The selling shareholder and any brokers, dealers or agents described above may be deemed “underwriters” as that term is defined by the Securities Act.

The selling shareholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, that may limit the timing of purchases and sales of securities by the selling shareholder and others participating in a distribution of securities. In addition, under Regulation M, those engaged in a distribution of securities may not at the same time make a market in the securities or take other actions that may affect the market price of the securities for a specified period of time before the beginning of the distribution, subject to some exceptions or exemptions. All of the restrictions described above may affect the marketability of the securities offered by this prospectus.

If a dealer is used in the sale of any common shares where this prospectus is delivered, the selling shareholder may sell the common shares to the public at varying prices to be determined by the dealer at the time of resale.

In connection with the sale of common shares, dealers or agents may receive discounts, concessions, or commissions from the selling shareholder or from purchasers of the common shares for whom they may act as agents. Agents and dealers participating in the distribution of the common shares may be deemed to be underwriters, and any compensation received by them and any profit on the resale of common shares by them may be deemed to be underwriting discounts or commissions under the Securities Act.

Under the registration rights agreement between us and the selling shareholder, we have agreed to pay costs and expenses associated with the registration of the common shares to be sold by this prospectus. In addition, the selling shareholder may be entitled to indemnification against certain liabilities under the registration rights agreement.

We will make copies of this prospectus available to the selling shareholder and will inform the selling shareholder of the need to deliver a copy of this prospectus to each purchaser before or at the time of such sale.

EXPERTS

Our consolidated balance sheet as of December 31, 2003 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2003 have been incorporated by reference in this prospectus and in the registration statement in reliance on the report of Moore Stephens Lovelace, P.A., independent auditors, given upon the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

Tarter Krinsky & Drogin LLP, counsel to us, will pass on the validity of the issuance of the shares to be sold by this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with the distribution of the securities being registered, all of which are to be paid by the registrant, are as follows:

Securities and Exchange Commission Registration Fee	$26
Legal Fees and Expenses	3,500
Accounting Fees and Expenses	1,000
Miscellaneous Fees and Expenses	1,000
Total	$5,526

All amounts other than the registration fee are estimates.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 607.0850 of the Florida Business Corporation Act (“FBCA”) generally permits each corporation to indemnify its directors, officers, employees or other agents who are subject to any third-party actions because of their service to the corporation if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, the corporation may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, including any appeal thereof, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith.

This Section also permits each corporation to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person’s actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause an action to believe it unlawful), (2) a transaction from which he derived an improper personal benefit, (3) an action in violation of FBCA Section 607.0834 (unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of such registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Furthermore, FBCA Section 607.0831 provides, in general, that no director shall be personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of FBCA Section 607.0834 are applicable, (iv) in a proceeding by or in the right of a registrant to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness”, as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the director; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

Under Article VI of the registrant’s Bylaws, the registrant has agreed to indemnify each director and officer of the registrant who it is empowered to indemnify to the fullest extent permitted by the provisions of the FBCA. The registrant’s Bylaws also provide that the indemnification rights provided thereby shall not be deemed to be exclusive of any other rights to which the registrant’s directors and officers may be entitled, including, without limitation, any rights of indemnification to which they may be entitled pursuant to any agreement, insurance policy, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors under any of the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving a director, officer or employee of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The registrant has obtained directors’ and officers’ insurance to cover its directors and officers for certain liabilities, including coverage for public securities matters.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

Exhibit No.	Description

5.1	Legal Opinion of Tarter Krinsky & Drogin LLP *

10.1	Warrant Agreement issued to Elite Financial Communications Group, LLC *

23.1	Consent of Moore Stephens Lovelace, P.A *

23.2	Consent of Tarter Krinsky & Drogin LLP ( included in Exhibit 5.1)

*	Filed herewith.

(b) Financial Statement Schedules

Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 17.	UNDERTAKINGS

a. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

b. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on September 22, 2004.

ACTION PRODUCTS INTERNATIONAL, INC.

By:	/s/ RONALD S. KAPLAN
Name:	Ronald S. Kaplan
Title:	President and Chief Executive Officer

Known All Men by These Presents, that each person whose signature appears below does hereby constitute and appoint Ronald S. Kaplan with full power to act as his or her true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement including without limitation any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully, for all intents and purposes, as he or she could or might do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below on September 22, 2004.

By:	/s/ RONALD S. KAPLAN
Ronald S. Kaplan
President, Chief Executive Officer and Director
(principal executive officer)

By:	/s/ ROBERT L. BURROWS
Robert L. Burrows
Chief Financial Officer (principal financial officer and principal accounting officer)

By:	/s/ WARREN KAPLAN
Warren Kaplan
Chairperson of the Board

By:	/s/ JUDITH KAPLAN
Judith Kaplan
Director

By:	/s/ NEIL SWARTZ
Neil Swartz
Director

By:	/s/ SCOTT RUNKEL
Scott Runkel
Director

By:	/s/ ANN E. W. STONE
Ann E. W. Stone
Director

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